Exhibit 99.1

The Inventure Group, Inc.

Reports Second Quarter 2007 Financial Results

Phoenix, Ariz. – July 26, 2007 – The Inventure Group, Inc. (Nasdaq: SNAK) today reported financial results for the second quarter ended June 30, 2007.

Net revenues for the second quarter of fiscal 2007 were $22.9 million, up 24% compared to $18.5 million in the second quarter of 2006.  Net income for the second quarter of 2007 was $0.3 million or $0.02 per basic and diluted share, compared to net income of $0.5 million or $0.03 per basic and diluted share last year.  Excluding the impact of the May 17, 2007 acquisition of Rader Farms® net revenues for the second quarter of 2007 were $18.6 million and net income was $163,456.

Net revenue growth was primarily attributable to six weeks of net revenue from the acquisition of Rader Farms®, which accounted for $4.3 million of second quarter net revenue.  The Poore Brothers® and Boulder Canyon Natural Foods™ brands each grew 21%.  T.G.I. Friday’s® net revenues were down 1%, though up 6% and 10% from the past two quarters, respectively.  Increased potato chip net revenues were offset by declines from discontinued test market products and an assortment of niche items that are receiving less growth focus.

Increased investments in growth oriented snack food business marketing programs (e.g. sampling programs, racks for convenience stores, market research, etc.) of approximately $0.3 million, snack food commodity cost increases of approximately $0.7 million, and increased organizational investments particularly focused on IT improvements were the primary factors affecting the net income decline versus the year-ago quarter.   The cost increases were partially offset by margin improvement programs implemented over the past twelve months.

Mr. Eric J. Kufel, Chief Executive Officer, commented, “Last quarter we communicated the Company was focused on delivering long-term revenue and profit growth from three areas: 1) growing our existing brands by expanding distribution and launching new products; 2) test marketing new licensed and/or Company brands; and 3) pursuing strategic acquisitions of either niche snack food brands that leverage our operating capabilities or brands that provide access to rapidly growing natural/better-for-you specialty food categories.”

“We believe we are on-track with our long-term strategic plan.  The Company recently completed the acquisition of Rader Farms®, giving us access to an attractive growth category with a profitable business that we expect to serve as a platform for further expansion into the frozen fruit category. We grew our potato chip business 17%, drove increased T.G.I. Friday’s® brand snack revenues over the past two quarters, completed development of Panda Express® brand products for test market, as well as added multiple new customers in the quarter,” continued Mr. Kufel.

In addition, the company has signed a major new licensed brand partnership with Burger King Corporation. Mr. Kufel stated, “We are very excited about the opportunity to partner with Burger King Corporation to introduce an innovative new line up of snack food products. Burger King Corporation and The Inventure Group are highly committed to leverage this new opportunity.”

The Company also reported that it recently introduced Boulder Canyon Natural Foods™ Canyon Cut™ potato chips, a new line of ridged potato chips available in three flavors: Totally Natural, Salt and Pepper and Sour Cream and Chives.  The Company launched Poore Brothers® Salsa flavor potato chips and will be launching Poore Brothers® baked potato crisps in the third quarter.  The Company intends to bring Panda Express® products to market in the third quarter and Burger King® products to market in the fourth quarter.

Mr. Kufel, stated “Looking forward, we intend to balance short-term marketing and organizational investments with a goal of maintaining, if not growing, net income compared to prior-year quarters.  Despite unprecedented industry commodity cost increases, we are optimistic about the future.  The integration of Rader Farms® is going well and we expect it to continue to positively impact revenue and net income results in the second half of the year.  We expect to grow Rader Farms® through both new customers and further acquisitions.  The snack food business is improving over the past few quarters and we are cautiously optimistic that our positive trends will continue, particularly given our pipeline of new brand concepts and the growth we are experiencing with our potato chip brands,”  concluded Mr. Kufel.

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, Rader Farms®, Boulder Canyon Natural Foods™, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
	June 30, 2007	July 1, 2006
	(unaudited)	(unaudited)
Net revenue	$22,926,095	$18,497,664
Cost of revenue	18,564,049	14,797,005
Gross profit	4,362,046	3,700,659
Selling, general & administrative expenses	3,595,589	2,870,876
Operating income	766,457	829,783
Interest income (expense), net	(176,107)	62,781
Income before income tax provision	590,350	892,564
Income tax provision	258,573	349,581
Net income	$331,777	$542,983

Earnings per common share:
Basic	$0.02	$0.03
Diluted	$0.02	$0.03
Weighted average number of common shares:
Basic	19,303, 394	20,106,027
Diluted	19,381,122	20,124,950

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2007	December 30, 2006
	(unaudited)	(unaudited)
Current assets	$25,652,604	$20,038,930
Property and equipment, net	22,642,513	12,534,444
Other assets, net	17,084,020	10,238,890
Total assets	$65,379,137	$42,812,264

Current liabilities	$19,698,777	$6,626,269
Long-term debt	12,928,532	3,973,461
Other long-term liabilities	2,200,115	2,291,542
Total liabilities	34,827,424	12,891,272
Shareholders’ equity	30,551,713	29,920,992
Total liabilities and shareholders’ equity	$65,379,137	$42,812,264